Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Original Issue Date: February 15, 2007

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No. 1

MILLENNIUM CELL INC.
CONVERTIBLE DEBENTURE

THIS DEBENTURE is one of a series of duly authorized and issued debentures of Millennium Cell Inc., a corporation organized under the laws of the state of Delaware (the “Company”), designated as its Convertible Debentures in the aggregate principal amount of Six Million Dollars ($6,000,000) (each a "Debenture" and collectively, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to [PORTSIDE GROWTH & OPPORTUNITY FUND] [OTHER BUYERS] or its registered assigns (the “Holder”) the principal sum of Six Million Dollars ($6,000,000) and any additional sums due pursuant to the terms hereof on the Maturity Date (subject to extension as herein provided) and to pay interest to the Holder on the principal amount of this Debenture in accordance with the provisions hereof. Other than as specifically permitted by this Debenture, the Company may not prepay any portion of the outstanding principal and any accrued and unpaid interest on such principal. This Debenture is subject to the following additional provisions.

1.  Definitions. As used in this Debenture, the following terms shall have the meanings set forth in this Section 1:

“Bankruptcy Event” means any of the following events: (a) the Company or any subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or Liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof; (b) there is commenced against the Company or any subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company or any subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any subsidiary thereof fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York or the State of New Jersey are authorized or required by law or other governmental action to close.

"Cash" means, at any time, the total amount of "cash and cash equivalents" of the Company and its subsidiaries as set forth in or reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

"Cash to Unsecured Indebtedness Ratio" means, for any Fiscal Quarter, the ratio of (i) Cash for such Fiscal Quarter to (ii) Unsecured Indebtedness for such Fiscal Quarter.

"Change of Control" means any Fundamental Transaction other than (a) any reorganization, recapitalization or reclassification of Common Stock, in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (b) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing sales price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market on which the Common Stock is then listed or quoted; (b) if the Common Stock is not then listed or quoted on an Eligible Market and if prices for the Common Stock are then quoted on the OTC Bulletin Board(or any successor thereto), the closing sales price per share of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board(or any successor thereto); (c) if the Common Stock is not then listed or quoted on an Eligible Market or the OTC Bulletin Board (or any successor thereto) and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sales price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Company’s common stock, $.001 par value, and stock of any other class into which such shares may be reclassified or changed.

"Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 5(j)(ii)(A) and 5(j)(ii)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion or exercise, as applicable, of the Debentures and the Warrants.

“Common Stock Equivalents” means any securities of the Company or a subsidiary thereof which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Company Conversion Notice” means a written notice (together with a Conversion Schedule) in the form attached hereto as Exhibit B.

"Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Conversion Date” means either a Holder Conversion Date, a Company Election Conversion Date or a Forced Conversion Date..

“Conversion Notice” means either a Holder Conversion Notice, a Company Conversion Election Notice or a Forced Conversion Notice.

“Conversion Price” means the Initial Conversion Price or the Revised Conversion Price, as applicable, subject to adjustment from time to time pursuant to Section 5(j).
"Conversion Rate" means the rate determined by dividing (i) the principal amount being converted by (ii) the Conversion Price.

"Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

"Default Rate" means the Interest Rate in effect as of the date of occurrence of an Event of Default plus seven percent (7.0%).

“Delivery Date” means the date a Forced Conversion Notice is delivered to the Holder pursuant to Section 5(c), or the date a Holder Conversion Notice is delivered pursuant to the last sentence of Section 5(a).

“Early Conversion Amount” means the product of (i) the Holder Pro Rata Amount times (ii) $1,000,000.

"Effective Date" has the meaning ascribed to such term in the Registration Rights Agreement.

"Eligible Market" means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market.

“Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning twenty (20) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for the issuance of Underlying Shares at issue; (ii) during the Equity Conditions Measuring Period, either (A) the Underlying Shares are registered for resale by the Holder pursuant to an effective registration statement in accordance with the terms of the Registration Rights Agreement, and the prospectus thereunder is available for use by the Holder to sell such shares or (B) all such shares may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act and without the need for registration under any applicable state securities laws; (iii) during the Equity Conditions Measuring Period, the Common Stock is listed or quoted and is not suspended from trading on an Eligible Market and such shares of Common Stock are approved for listing on such Eligible Market upon issuance and no delisting or suspension by such market is effective, pending or threatened in writing to occur within 90 days; (iv) such issuance would be permitted in full without violating Section 5(d)(i), Section 5(d)(ii) or the rules or regulations of the Eligible Market on which such shares are listed or quoted; (v) during the Equity Conditions Measuring Period, no Event of Default nor any event that with the passage of time and without being cured would constitute a Event of Default has occurred and not been cured, (vi) during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Change of Control transaction has occurred that has not been consummated; (vii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock upon conversion of the Debentures and shares of Common Stock upon exercise of the Warrants on a timely basis as set forth in Section 5(e) hereof (and analogous provisions of under the other Debentures) and Sections 1(a) and 1(b) of the Warrants; (viii) from and after the Stockholder Meeting Deadline (as defined in the Purchase Agreement), the Company shall have obtained the Stockholder Approval (as defined in the Purchase Agreement); (ix) the Company shall have no knowledge of any fact not caused by the failure of the holders of Debentures to provide any required information that would cause (A) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement or (B) any shares of Common Stock issuable upon conversion of the Debentures not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws and (x) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

"Equity Conditions Failure" means that (i) on any day during the period commencing five (5) Trading Days prior to the applicable Interest Election Notice Date through the applicable Interest Date, (ii) on any day during the period commencing fifteen (15) Trading Days prior to the applicable Company Conversion Notice Date through the applicable Company Election Conversion Date and (iii) on any day during the period commencing five (5) Trading Days prior to the applicable Forced Conversion Notice Date through the applicable Forced Conversion Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

“Event of Default” means the occurrence of any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)  any default in the payment of principal or liquidated damages (as provided for in the Registration Rights Agreement) in respect of any Debentures or any other “Debenture” (as such term is defined in the Purchase Agreement), as and when the same becomes due and payable (whether by acceleration or otherwise), or any default in the payment of interest, a Buy-in Price or any other amounts due pursuant to the Transaction Documents in respect of any Debentures, within five Business Days of when the same becomes due and payable;

(ii)  a Bankruptcy Event;

(iii)  the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period, provided, that voluntary suspensions of the Common Stock from an Eligible Market by the Company for less than one hour at a time to disseminate material information shall not be included within such number of Trading Days;

(iv)  the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the fifth Business Day after the applicable Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of Debentures in accordance with the terms hereof;

(v)  the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder;

(vi)  while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the applicable Registration Statement, in either case, for more than seven consecutive Trading Days or an aggregate of twenty Trading Days (which need not be consecutive Trading Days);

(vii)  any breach or failure in any respect to comply with Section 7 of this Debenture;

(viii)  the Company breaches any representation or warranty or defaults in the timely performance of any covenant or obligation under the Transaction Documents (other than such covenants or obligations which are specifically addressed elsewhere in this definition) except, in the case of a default in the performance of any such covenant or obligation of any Transaction Document which is curable, only if such default continues uncured for a period of at least ten (10) Trading Days;

(ix)  the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be (A) filed on or prior to the date that is sixty (60) days after the applicable Filing Deadline (as defined in the Registration Rights Agreement) or (B) declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(x)  the Company or any Subsidiary defaults in any of its obligations under any (A) other debenture (including without limitation, any Debenture (as defined in the Purchase Agreement)) or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument (other than Permitted Pari Passu Indebtedness) under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding, individually or in the aggregate, $250,000, whether such indebtedness now exists or is hereafter created or (B) Permitted Pari Passu Indebtedness; or

(xi)  a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment; or

(xii)  the occurrence of an Event of Default (as defined in the Debentures) under any other Debenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

"Excluded Securities" means:

(a)  Any grant of an option or warrant for Common Stock or issuance of any shares of Common Stock upon the exercise or exchange (but only if such exchange does not, directly or indirectly, result in a reduction of the exercise price therefor on a per share basis) of any options or warrants or the issuance of any restricted stock grant to employees, officers and directors of or consultants to the Company pursuant to any stock option plan, employee stock purchase plan or similar plan or incentive or consulting arrangement approved by the Company’s board of directors;

(b)  Any Common Stock Equivalents or any rights or agreements to purchase Common Stock outstanding on the date hereof and as specified in Schedule 3.1(g) to the Purchase Agreement (but not as to any amendments or other modifications to the number of Common Stock issuable thereunder, the terms set forth therein, or the exercise price set forth therein) unless such modification is the result of a provision contained in the Common Stock Equivalent on the date hereof);

(c)  Any Common Stock or Common Stock Equivalents issued for consideration other than cash pursuant to a merger, consolidation, acquisition or other similar business combination the primary purpose of which is not to raise equity capital;

(d)  Any issuances of Common Stock or Common Stock Equivalents to a Person which is or will be, itself or through its subsidiaries, an operating company in a business related to or complementary with the business of the Company and in which the Company receives reasonably material benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities;

(e)  Any Common Stock Equivalents that entitle the holders thereof to acquire up to 500,000 shares of Common Stock issued pursuant to any equipment leasing arrangement;

(f)  Any Common Stock or Common Stock Equivalents issued to pay all or a portion of any investment banking, finders or similar fee or commission, which entitles the holders thereof to acquire shares of Common Stock at a price not less than the market price of the Common Stock on the date of such issuance and which is not subject to any adjustments other than on account of stock splits and reverse stock splits;

(g)  A bona fide underwritten public offering of the Common Stock resulting in gross proceeds in excess of $10 million to the Company (it being understood that "at the market offerings" as defined in Rule 415(a)(4) under the Securities Act or equity line transactions, including any on going warrant financing, or any similar arrangements shall not constitute a bona fide underwritten public offering of the Common Stock for the purposes hereof);

(h)  Any Common Stock issued following an adjustment to the Conversion Price pursuant to Section 5(c);

(i)  Any Common Stock issued upon the conversion of the Series C2 Preferred Stock; and

(j)  Any Common Stock issued upon the conversion of the Debentures or upon exercise of the Warrants.

"Fiscal Quarter" means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company's fiscal year as of the date hereof that ends on December 31.

"Forced Conversion Conditions" means, for any applicable date of determination, (a) there has been no Equity Conditions Failure, (b) the Closing Price on the Forced Conversion Date is greater than either (i) if the Closing Price on such date is $1.00 or greater, 109% of the Revised Conversion Price or (ii) if the Closing Price on such date is less than $1.00, 115% of the Revised Conversion Price and (c) less than $2 million of the Series C Preferred Stock of the Company remains outstanding.

“Forced Conversion Date” means the third (3rd) Trading Day immediately following the date a Forced Conversion Notice is delivered to the Holder pursuant to Section 5(c).

"Forced Conversion Notice Date" means, with respect to any Forced Conversion notice, the date that the Holder receives such Forced Conversion Notice.

"Fundamental Transaction" means that (a) the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock (excluding stock splits, reverse stock splits or stock combinations), or (b) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock or (c) a replacement at one time or over time of more than one-half of the members of the Company’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the Issuance Date (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors or members of the board’s Nominating and Corporate Governance Committee who are also members of the board or the board’s Nominating and Corporate Governance Committee, as the case may be, on the Issuance Date). A Fundamental Transaction shall not be deemed to include any of the transactions contemplated by the Stock Purchase Agreement between the Company and The Dow Chemical Company dated as of February 27, 2005 as amended prior to the Issuance Date.

"GAAP" means United States generally accepted accounting principles, consistently applied.

“Holder Conversion Date” means the third (3rd) Trading Day after a Holder Conversion Notice together with the Conversion Schedule is delivered to the Company pursuant to Section 5(a).

“Holder Conversion Notice” means a written notice (together with a Conversion Schedule) in the form attached hereto as Exhibit A.

"Holder Conversion Notice Date" means the date that the Holder delivers a Holder Conversion Notice to the Company pursuant to Section 5(a).

"Holder Pro Rata Amount" means a fraction, the numerator of which is the original principal amount of this Debenture on the Original Issue Date and the denominator of which is the aggregate original principal amount of all the Debentures issued to all of the holders on the Original Issue Date.

"Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

“Index Price” means the arithmetic average of the VWAP’s for the 10 consecutive Trading Days immediately preceding the Delivery Date.

“Initial Conversion Price” shall equal $1.42 (subject to equitable adjustment for stock splits, recombinations and similar events).

"Interest Conversion Price" means, with respect to any Interest Payment Date that price which shall be the lower of (i) the applicable Conversion Price and (ii) the price computed as 91% of the arithmetic average of the VWAP on each of the five (5) consecutive Trading Days ending on the Trading Day immediately preceding the applicable Interest Payment Date (each, an "Interest Measuring Period"). All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such Interest Measuring Period.

"Interest Election Notice Due Date" means the twentieth (20th) Trading Day prior to the applicable Interest Payment Date.

“Interest Payment Date” means each March 31, June 30, September 30 and December 31, beginning on the first such date following the Original Issue Date, except if such date is not a Trading Day, in which case such Interest Payment Date shall be the next succeeding Trading Day.

"Interest Rate" means the Prime Rate as of the first (1st) Business Day of each Interest Period.

“Liquidation” means for any Person, any liquidation, dissolution or winding-up of such Person, whether voluntary or involuntary, by operation or law or otherwise.

“Majority Holders” means holders of Debentures then holding a majority of the outstanding face amount of Debentures.

“Mandatory Convertible Amount” means $500,000, provided, that with respect to each Forced Conversion Date, such amount may be increased by mutual consent of the Majority Holders and the Company reached prior to the applicable Forced Conversion Date.

“Mandatory Redemption Amount” means for any Debentures: (I) with respect to an Event of Default under clauses (i) and (iii)-(xii) thereof, an amount equal to the sum of: (i) the greater of (A) 120% of the principal amount of Debentures to be redeemed and, if applicable, the Reinstated Principal, plus all accrued and unpaid interest thereon, and (B) the principal amount of Debentures to be prepaid and, if applicable, the Reinstated Principal, plus all accrued and unpaid interest thereon, divided by the Conversion Price on the Trading Day immediately preceding (x) the date of the Event of Default, (y) the date the Mandatory Redemption Amount is paid in full or (z) the date immediately after the Event of Default, whichever is less, multiplied by the Closing Price on (x) the date of the Event of Default, (y) the date the Mandatory Redemption Amount is paid in full or (z) the date immediately after the Event of Default, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures; and (II) with respect to an Event of Default under clause (ii) thereof, shall equal the sum of: (i) the greater of (A) the principal amount of Debentures to be prepaid and, if applicable, the Reinstated Principal, plus all accrued and unpaid interest thereon, and (B) the principal amount of Debentures to be prepaid and, if applicable, the Reinstated Principal, plus all accrued and unpaid interest thereon, divided by the Conversion Price on the Trading Day immediately preceding (x) the date of the Event of Default, (y) the date the Mandatory Redemption Amount is paid in full or (z) the date immediately after the Event of Default, whichever is less, multiplied by the Closing Price on (x) the date of the Event of Default, (y) the date the Mandatory Redemption Amount is paid in full or (z) the date immediately after the Event of Default, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

"Maturity Date" means [2-year anniversary of the Closing Date], 2009, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default shall have occurred and be continuing on the Maturity Date (as may be extended pursuant hereto) or any event that shall have occurred and be continuing that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 6(b)) is delivered prior to the Maturity Date. Notwithstanding the foregoing, the Company and the Holder acknowledge that the Maturity Date may be extended by mutual consent of the Company and the Majority Holders on up to six occasions by an additional 30 days or such other period mutually agreed.

"Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means the date of the first issuance of any Debentures, regardless of the number of transfers of any particular Debenture and regardless of the number of certificates which may be issued to evidence such Debentures.

"Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

"Permitted Indebtedness" means (i) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Debenture, as reflected in a written agreement acceptable to the Holder and approved by the Holder in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of the Interest Rate per annum, (ii) Indebtedness of the Company or any Subsidiary existing on the Issuance Date as set forth on Schedule 3(s) to the Securities Purchase Agreement, (iii) Indebtedness secured by Permitted Liens, (iv) Indebtedness of the Company or any Subsidiary that is pari passu in right of payment to the Indebtedness evidenced by this Debenture, and which Indebtedness does not provide at any time (other than upon acceleration following the occurrence of an event of default thereunder or upon the refinancing of such Indebtedness in accordance with clause (vi) below) for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least ninety-one (91) days after the Maturity Date and does not at any time have an aggregate outstanding amount in excess of $10,000,000; notwithstanding the foregoing, the Holder maintains the rights set forth in Section 4(q) of the Securities Purchase Agreement in connection with the incurrence of any such Indebtedness (such Indebtedness, the "Permitted Pari Passu Indebtedness), (v) Indebtedness under this Debenture and the other Debentures, and (vi) extensions, refinancings and renewals of any Indebtedness referenced in clauses (i) through (iv) above, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiaries, as the case may be; provided, however, that with respect to Permitted Pari Passu Indebtedness, (A) the principal amount of such Indebtedness may be increased so long as such increase does not result in an aggregate outstanding amount of Permitted Pari Passu Indebtedness in excess of $10,000,000 and (B) the principal amount of such Indebtedness shall not be less than the principal amount of such Permitted Pari Passu Indebtedness being extended, refinanced or renewed.

"Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under clause (xi) of such definition and (ix) Liens securing Indebtedness incurred in connection with the financing and/or consummation of any strategic acquisition or strategic transaction by the Company or any Subsidiary; provided, that, (A) at the time of incurrence of such Liens the Closing Sale Price of the Common Stock exceeds 150% of the Initial Conversion Price (as adjusted for any stock split, stock dividend, stock combination or other similar transaction) and (B) only the equity of any Person and/or assets being acquired may be subject to such Liens.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Prime Rate" shall mean as of a particular date, the prime rate of interest as published on that date in The Wall Street Journal (Eastern Edition), and generally defined therein as "the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks." If The Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in The Wall Street Journal on the nearest-preceding date on which The Wall Street Journal was published.

"Principal Market" means The NASDAQ Capital Market.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened in writing concerning the interpretation, enforcement or defense of any transaction contemplated by any Transaction Document (whether brought against a party hereto or such parties affiliates, directors, officers, employees or agents).

“Purchase Agreement” means the Securities Purchase Agreement, dated as of February 15, 2007, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of February 15, 2007, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

“Reinstated Principal” means the principal amount of Debentures converted during the ten Trading Days preceding the delivery of an Event of Default Notice, for which the Company issued or was obligated to issue Underlying Shares to the Holder.

"Revised Conversion Price" means, for any applicable date of determination, the lower of (a) the Initial Conversion Price and (b) 91% of the Index Price.

“Securities Act” means the Securities Act of 1933, as amended.

"Series C2 Preferred Stock" shall mean the Series C2 Convertible Preferred Stock of the Company, par value $0.001 per share.

"Subscription Date" means February 15, 2007.

"Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

“Subsidiary” shall have the meaning set forth in the Purchase Agreement.

“Trading Day” means: (a) a day on which the shares of Common Stock are traded on an Eligible Market, or (b) if the shares of Common Stock are not listed on an Eligible Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by Pink Sheets, LLC (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

“Underlying Shares” means, collectively, the shares of Common Stock issuable upon conversion of Debentures in accordance with the terms hereof.

"Unsecured Indebtedness" means at any time, the aggregate unpaid principal amount of all Indebtedness of the Company and its Subsidiaries other than Indebtedness of the Company or a Subsidiary of the Company secured by any Lien.

"Voting Stock" of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“VWAP” means on any particular Trading Day or for any particular period, the volume weighted average trading price per share of Common Stock on such date or for such period on an Eligible Market as reported by Bloomberg L.P. (or any successor performing similar functions) through its "Volume at Price" functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board the Common Stock on such date or during such period beginning as reported by Bloomberg (or its successor), or, if no dollar volume-weighted average price is reported for the Common Stock by Bloomberg (or its successor) for such date or period, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for the Common Stock as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date or period on any of the foregoing bases, the Weighted Average Price of such security on such date or period shall be the fair market value as determined by an independent appraiser selected in good faith by the Holder. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

"Warrants" has the meaning ascribed to such term in the Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

2.  Interest.

(a)  The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture (including any interest added to such principal in accordance with this Section 2) at an annual rate equal to the Interest Rate, payable quarterly in arrears on each Interest Payment Date. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date. Subject to the conditions and limitations set forth below, the Company will pay interest under this Debenture in shares of Common Stock ("Interest Shares") so long as there has been no Equity Conditions Failure; provided however, that the Company may, at its option following notice to the Holder, pay Interest on any Interest Date in cash ("Cash Interest") or in a combination of Cash Interest and Interest Shares. The Company shall deliver a written notice (each, an "Interest Election Notice") to each holder of the Debentures on or prior to the Interest Election Notice Due Date (the date such notice is delivered to all of the holder, the "Interest Election Notice Date") which notice (i) either (A) confirms that Interest to be paid on such Interest Payment Date shall be paid entirely in Interest Shares or (B) elects to pay Interest as Cash Interest or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest, if any, that shall be paid in Interest Shares and (ii) certifies that there has been no Equity Conditions Failure; provided, however, that if the Closing Sale Price of the Common Stock is not greater than $1.00 on each day during the period beginning on the Interest Election Notice Date through the Interest Share Delivery Date, then (unless such condition is waived by the Holder) the Company shall not be entitled to pay Interest in Interest Shares. Each Interest Election Notice shall be irrevocable. If the Company does not timely provide such written notice in accordance with this Section 2, then the Company shall be deemed to have delivered an irrevocable Interest Election Notice confirming an election by the Company to pay such interest in shares of Common Stock and shall be deemed to have certified that the Equity Conditions have been satisfied. All interest payable on any Interest Payment Date must be paid in the same manner with respect to all of the Debentures.

(b)  If the Equity Conditions are not satisfied as of the Interest Election Notice Date, then unless the Company has elected to pay such Interest as Cash Interest, the Interest Election Notice shall indicate that, unless the Holder waives the Equity Conditions, the Interest shall be paid as Cash Interest. If the Equity Conditions were satisfied as of the Interest Election Notice Date but the Equity Conditions are no longer satisfied at any time prior to the Interest Date, the Company shall provide the Holder a subsequent notice to that effect indicating that, unless the Holder waives the Equity Conditions, the Interest shall be paid in cash. If the Company is required but fails to pay interest in cash on any Interest Payment Date, the Holder may (but shall not be required to), by notice to the Company, treat such interest as if it had been accreted to the principal amount of this Debenture as of such Interest Payment Date.

(c)  By the third Trading Day after each Interest Payment Date (the "Interest Share Delivery Date"), the Company shall issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Interest Shares issuable on such Interest Payment Date which, unless required by the Purchase Agreement, shall be free of all restrictive legends. If the Company’s transfer agent is eligible to participate in the Depositary Trust Corporation DWAC system and no legends are required to be included on the certificates representing Interest Shares pursuant to the Purchase Agreement, the Company shall, upon request of the Holder, use its best efforts to deliver Interest Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(d)  Prior to the payment of interest on any Interest Payment Date, interest on this Debenture shall accrue at the Interest Rate and be payable by way of inclusion of the interest in any principal amount converted in accordance with Section 5. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to the applicable Default Rate. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased Default Rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be payable in respect of any issuance of Interest Shares to any Person other than the Holder.

3.  Registration of Debentures. The Company shall maintain a register (the “Debenture Register”) for the recordation of the names and addresses of the holders of each Debenture and the principal amount of the Debentures held by such holders (the "Registered Debentures"). The entries in the Debenture Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Debentures shall deem and treat the registered Holder as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, notwithstanding notice to the contrary.

4.  Registration of Transfers and Exchanges. A Registered Debenture may be assigned or sold in whole or in part only by registration of such assignment or sale on the Debenture Register. The Company shall register the transfer of any portion of this Debenture in the Debenture Register upon surrender of this Debenture to the Company at its address for notice set forth herein. Upon any such registration or transfer, a new Registered Debenture, in substantially the form of this Debenture (any such new debenture, a “New Debenture”), evidencing the portion of this Debenture so transferred to be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, to be issued to the transferring Holder. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Debenture. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange. Transfers of this Debenture and the Underlying Shares issuable on conversion thereof hereby are governed by Section 2(f) of the Purchase Agreement.

5.  Conversion

(a)  At the option of the Holder. The principal amount of this Debenture then outstanding is convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 5(d)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions under this Section 5(a), by delivering to the Company a Holder Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). The number of Underlying Shares issuable upon any conversion hereunder shall (subject to limitations set forth in Section 5(d)) equal the outstanding principal amount of this Debenture to be converted, plus any accrued and unpaid interest thereon, divided by the Initial Conversion Price. If the Holder is converting less than all of the principal amount represented by this Debenture, or if a conversion hereunder may not be effected in full due to the application of Section 5(d)(i), the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount which has not been converted. In addition, at any time after the earlier of the Effective Date or June 15, 2007, the Holder shall have the option (subject to limitations set forth in this Section 5(a) and in Section 5(d)), upon the delivery of a Holder Conversion Notice to the Company, to cause the adjustment of the Conversion Price then in effect with respect to the Debentures being converted pursuant to such Holder Conversion Notice to equal the Revised Conversion Price; provided, however, that such option shall be limited to an aggregate principal amount not to exceed the Early Conversion Amount during any 10 Trading Day period unless the Company otherwise agrees in writing. The Company shall have the one-time right to deny the Holder's exercise of its right to such adjustment for a period not to exceed 20 Trading Days so long as the Company has notified the Holder (the "Adjustment Denial Notice") in writing thereof at least two Trading Days prior to the commencement of such 20 Trading Day period. For the avoidance of doubt, in the event that the Company delivers the Adjustment Denial Notice to the Holder after the delivery by the Holder of a Holder Conversion Notice, the Holder shall still be entitled to convert any principal amount set forth in such Holder Conversion Notice at the Revised Conversion Price.

(b)  At the option of the Company. Subject to the conditions set forth in this Section 5(b) and Section 5(d), at any time after the first year anniversary of the Effective Date, the Company may require a conversion of principal amount of this Debenture, plus any accrued and unpaid interest thereon on the Company Election Conversion Date, of all or a portion of the outstanding principal amount of this Debenture if: (i) the Closing Price for each of 15 consecutive Trading Days immediately preceding the Company Conversion Notice Date (as defined below) is equal to or greater than 135% of the Initial Conversion Price and (ii) there has been no Equity Conditions Failure. The Company shall exercise its right to require conversions hereunder by delivering to the Holder a Company Conversion Notice (and the date such notice is received by the Holder, the "Company Conversion Notice Date") together with a Conversion Schedule that shall indicate (A) the aggregate amount of such Debentures the Company has selected for conversion, (B) the date selected by the Company for conversion (the "Company Election Conversion Date"), which date shall not be less than twenty (20) Trading Days or more than sixty (60) Trading Days after the Company Conversion Notice Date and (C) the Holder Pro-Rata Amount. Notwithstanding anything herein to the contrary, if any of the conditions set forth in clause (ii) herein shall cease to be satisfied during the period between the date of the delivery of the Company Conversion Notice and the Company Election Conversion Date, then the Holder may elect, by written notice to the Company given at any time after any such conditions shall cease to be satisfied, to invalidate ab initio such conversion. The number of Underlying Shares issuable upon any conversion hereunder shall (subject to limitations set forth in Section 5(d)) equal the outstanding principal amount of this Debenture to be converted (including any interest payments accreted to principal pursuant to the terms hereof) divided by the Initial Conversion Price. The conversion subject to each Company Conversion Notice, once given, shall be irrevocable as to the Company. If the conversion of a principal amount of Debentures indicated in a Company Conversion Notice would result in the issuance to the Holder of Underlying Shares in excess of the amount permitted pursuant to Section 5(d)(i) and/or Section 5(d)(ii), the Company shall: (x) honor the conversion for the maximum principal amount of Debentures permitted, pursuant to Section 5(d)(i) and/or Section 5(d)(ii), to be converted on such Company Election Conversion Date and (y) cancel the Company Conversion Notice with respect to the portion of the principal amount of Debentures the conversion of which would exceed the amount permitted under Section 5(d)(i) and/or Section 5(d)(ii). If the Company elects to cause a conversion of this Debenture pursuant to this Section 5(b), then it must simultaneously take the same action in the same proportion with respect to the other Debentures.

(c)  Company’s option to adjust Conversion Price and force conversion. Subject to the conditions set forth in this Section 5(c) and Section 5(d), at any time and from time to time after the Effective Date, the Company shall have the option to require that up to the Holder Pro Rata Amount of the Mandatory Convertible Amount be converted at the Revised Conversion Price provided that the Forced Conversion Conditions are satisfied or waived in writing by the Holder as of the Forced Conversion Notice Date. The Company shall exercise its rights hereunder by delivering to each holder of Debentures a Company Conversion Notice (a "Forced Conversion Notice") by facsimile between 4:00 p.m. and 6:00 p.m., New York Time on any given date (followed by notice by overnight courier). Notwithstanding anything herein to the contrary, if any of the Forced Conversion Conditions shall cease to be satisfied or in effect during the period between the date of the delivery of the Forced Conversion Notice and the Forced Conversion Date, then the Holder may elect, by written notice to the Company given at any time after any such conditions shall cease to be in effect, to invalidate ab initio such conversion. Subject to the terms hereof (including, without limitation, Section 5(d)(i) and (ii)), on each Forced Conversion Date immediately following the delivery of such Forced Conversion Notice, the applicable Mandatory Convertible Amount, plus any accrued and unpaid interest thereon, shall be converted into Underlying Shares at the Revised Conversion Price. Notwithstanding anything herein to the contrary, the Company shall not be entitled to deliver a Forced Conversion Notice prior to the tenth (10th) Trading Day immediately following the immediately preceding Forced Conversion Date hereunder or within 10 Trading Days of a Company Election Conversion Date under Section 5(b). The conversion subject to each Forced Conversion Notice, once given, shall be irrevocable as to the Company. If a conversion of the Mandatory Convertible Amount would result in the issuance to the Holder of Underlying Shares in excess of the amount permitted pursuant to Section 5(d)(i) and/or Section 5(d)(ii), the Company shall: (x) honor the conversion for the maximum principal amount of Debentures permitted, pursuant to Section 5(d)(i) and/or Section 5(d)(ii), to be converted on the applicable Forced Conversion Date and (y) cancel the Forced Conversion Notice and conversion as to the portion of the Mandatory Convertible Amount the conversion of which would exceed the amount permitted pursuant to Section 5(d)(i) and/or Section 5(d)(ii). If the Company elects to cause a conversion of this Debenture pursuant to this Section 5(c), then it must simultaneously take the same action in the same proportion with respect to the other Debentures.

(d)  Certain Conversion Restrictions.

(i)  Notwithstanding anything to the contrary contained herein, the Company shall not effect any conversion of this Debenture, and the Holder of this Debenture shall not have the right to convert any portion of this Debenture pursuant to Section 5(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates) would beneficially own in excess of 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Debentures or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(d)(i), beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 5(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture and the Warrants, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other holder of Debentures. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger, sale or other business combination or reclassification involving the Company as contemplated herein.

(ii)  Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of this Debenture or exercise of the Warrants if the issuance of such shares of Common Stock would exceed that aggregate number of shares of Common Stock which the Company may issue upon conversion or exercise, as applicable, of the Debentures and Warrants without breaching the Company's obligations under the rules or regulations of the Principal Market (the "Exchange Cap"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of shares of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Majority Holders. Until such approval or written opinion is obtained, no purchaser of the Debentures pursuant to the Purchase Agreement (the "Purchasers") shall be issued in the aggregate, upon conversion of the Debentures or exercise of the Warrants, shares of Common Stock in an amount greater than the product of (1) the Exchange Cap amount multiplied by (2) a fraction, the numerator of which is the principal amount of Debentures issued to such Purchaser pursuant to the Purchase Agreement on the Original Issue Date and the denominator of which is the aggregate principal amount of all Debentures issued to the Purchasers pursuant to the Purchase Agreement on the Original Issue Date (the "Exchange Cap Allocation"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Debentures, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation. In the event that any holder of Debentures shall convert all of such holder's Debentures into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Debentures on a pro rata basis in proportion to the aggregate principal amount of the Debentures then held by each such holder.

(e)  Mechanics of Conversion.

(i)  By each applicable Conversion Date, the Company shall issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion which, unless required by the Purchase Agreement, shall be free of all restrictive legends. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become the holder of record of such Underlying Shares as of the Conversion Date. If the Company’s transfer agent is eligible to participate in the Depositary Trust Corporation ("DTC") DWAC system and no legends are required to be included on the certificates representing Underlying Shares pursuant to the Purchase Agreement, the Company shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(ii)  In the event that (A) the Company receives a Holder Conversion Notice from more than one holder of Debentures for the same Conversion Date and the Company can convert some, but not all, of such portions of the Debentures submitted for conversion, the Company, subject to Section 5(d), shall convert from each holder of Debentures electing to have Debentures converted on such date a pro rata amount of such holder's portion of its Debentures submitted for conversion based on the principal amount of Debentures submitted for conversion on such date by such holder relative to the aggregate principal amount of all Debentures submitted for conversion on such date or (B) the Company requires conversion of some, but not all, of the Debentures pursuant to Sections 5(b) or 5(c) on any applicable Conversion Date, the Company, subject to Section 5(d), shall convert from each holder of Debentures a pro rata amount of such holder's portion of its Debentures submitted for conversion based on the principal amount of Debentures outstanding on such date by such holder relative to the aggregate principal amount of all Debentures outstanding on such date.

(f)  To effect conversions hereunder, the Holder shall not be required to physically surrender this Debenture unless the aggregate principal amount represented by such Debenture is being converted, in which event, the Holder shall deliver such Debenture promptly to the Company (it being understood that such delivery is not a condition precedent to the Company’s obligations to deliver Underlying Shares upon such conversion). Conversions hereunder shall have the effect of lowering the outstanding principal amount represented by such Debenture in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Schedule which will be maintained by the Company and the Holder and be binding on both parties absent manifest error.

(g)  The Company’s obligations to issue and deliver Underlying Shares upon conversion of this Debenture in accordance with the terms hereof (including, without limitations, Section 5(d)) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Shares.

(h)  If by the third Trading Day after a Conversion Date the Company fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 5(e), then the Holder will have the right to rescind such conversion.

(i)  If as of any Conversion Date, the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder's balance account with DTC for the Underlying Shares to which the Holder is entitled upon such holder's conversion or the Company's conversion, as applicable, of any principal amount, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (A) pay cash to the Holder in an amount equal to the Holder's total purchase price (including reasonable brokerage commissions, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (B) promptly honor its obligation to deliver to the Holder a certificate or certificates, or credit the Holder's balance account with DTC, for such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (1) such number of shares of Common Stock, times (2) the Closing Price on the applicable Conversion Date.

(j)  Adjustments to Conversion Price. The Conversion Price in effect on any Conversion Date shall be subject to adjustments in accordance with this Section 5(j):

(i)  Adjustment of Conversion Price upon Subdivision or Combination of Shares of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)  Adjustment of Conversion Price upon Issuance of Shares of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 5(j)(ii) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a "Dilutive Issuance"), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Applicable Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(a)  Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(j)(ii)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(b)  Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 5(j)(ii)(A), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5(j)(ii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(c)  Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(j)(ii)(C), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(d)  Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, such consideration other than cash received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the stockholders of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Majority Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Majority Holders. The determination of such appraiser shall be final and deemed binding upon all parties absent manifest error. The reasonable expenses of such appraiser in making such determination shall be paid by the Company in the event the holders' calculation was correct, or by the holders in the event the Company's calculation was correct, or equally by the Company and the holders in the event that neither the Company's or the holders' calculation was correct.

(e)  Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(iii)  Other Events. If any event occurs of the type contemplated by the provisions of this Section 5(j) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment pursuant to this Section 5(j)(iii) will increase the Conversion Price as otherwise determined pursuant to this Section 5(j).

(iv)  Calculations. All calculations under this Section 5(j) shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(v)  Notice of Adjustments. Whenever the Conversion Price is adjusted pursuant to the terms hereof the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(k)  Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 5(k) pursuant to written agreements in connection with the closing of such Fundamental Transaction, including agreements to deliver to each holder of Debentures in exchange for such Debentures a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Debentures, including, without limitation, having a principal amount and interest rate equal to the principal amounts then outstanding and the interest rates of the Debentures held by such holder, having similar conversion rights as the Debentures and having similar ranking to the Debentures, and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Debenture at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company's Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Debentures prior to such Fundamental Transaction, such shares of the publicly traded Common Stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Debenture been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Debenture. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(l)  Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Majority Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(m)  Purchase Rights. In addition to any adjustments pursuant to Section 5(j) above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(n)  Participation. The Holder, as the holder of this Debenture, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Debenture into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(o)  Notice of Events. If (a) the Company shall declare a dividend (or any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock any Purchase Rights, (d) the approval of any stockholders of the Company shall be required in connection with any Change of Control transaction or Fundamental Transaction, (e) the entering into an agreement to effectuate a Change of Control transaction or Fundamental Transaction, or (f) the Company shall authorize the Liquidation of the Company; then the Company shall file a press release or Current Report on Form 8-K to disclose such occurrence and notify the holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which any such Change of Control transaction or Fundamental Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon any such Change of Control Transaction or Fundamental Transaction. A Holder is entitled to convert principal amount of this Debenture during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

(p)  Reservation of Authorized Shares.

(i)  Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Debentures equal to 130% of the Conversion Rate with respect to the principal amount of each such Debenture as of the Original Issue Date. So long as any of the Debentures are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debentures, 130% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Debentures then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Debentures and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Debentures based on the principal amount of the Debentures held by each holder on the Original Issue Date or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event that a holder shall sell or otherwise transfer any of such holder's Debentures, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Debentures shall be allocated to the remaining holders of Debentures, pro rata based on the principal amount of the Debentures then held by such holders.

(ii)  Insufficient Authorized Shares. If at any time while any of the Debentures remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Debentures at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Debentures then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and shall use its best efforts to cause its board of directors to recommend to the stockholders that they approve such proposal.

(q)  Fractional Shares. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Closing Price on the applicable Conversion Date. If any fraction of an Underlying Share would, except for the provisions of this Section 5(q), be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Price multiplied by such fraction.

(r)  Taxes. The issuance of certificates for Common Stock on conversion of principal amount of this Debenture shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted.

(s)  Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.

(t)  Notices and Communications. Any and all notices or other communications or deliveries to be provided by the holders of Debentures, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 1 Industrial Way West, Eatontown, New Jersey, Facsimile No.: (732) 542-4010, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose, with a copy to Dickstein Shapiro LLP, 1177 Avenue of the Americas, New York, NY 10036, Attention: Malcolm I. Ross, Esq., Facsimile Number (212) 391-7616. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the Holder at the facsimile telephone number or address of the Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 5(q) prior to 6:59 p.m. (New York City time)(with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 5(q) later than 6:59 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

6.  Redemptions.

(a)  Redemptions upon an Event of Default. Within one Business Day of the occurrence of an Event of Default, the Company shall deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to each holder of Debentures. At any time after the earlier of the Holder's receipt of an Event of Default Notice and such Holder becoming aware of an Event of Default, the Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of the Holder and by delivery of a written notice to the Company, to require the Company (an “Event of Default Redemption Notice”) to redeem all or a portion of this Debenture and, at the option of the Holder, all or a portion of the Reinstated Principal, for an amount, in cash, equal to the Mandatory Redemption Amount. To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of the Debenture by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of this Debenture under this Section 6, the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(b)  Redemptions upon Change of Control. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a "Change of Control Notice"). At any time during the period beginning on the date of the Holder's receipt of a Change of Control Notice and ending twenty (20) Trading Days after the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 6(b) shall be redeemed by the Company in cash at a price equal to the sum of (I) the greater of (i) the product of (x) the principal amount of Debentures to be redeemed plus all accrued and unpaid interest thereon and (y) the quotient determined by dividing (A) the greater of the Closing Price of the Common Stock immediately prior to the consummation of the Change of Control, the Closing Price immediately following the public announcement of such proposed Change of Control and the Closing Price of the Common Stock immediately prior to the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 120% of the principal amount of Debentures to be redeemed plus all accrued and unpaid interest thereon and (II) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures (the "Change of Control Redemption Price"). The Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company's receipt of such notice otherwise. Redemptions required by this Section 6(b) shall have priority to payments to stockholders in connection with a Change of Control. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Debenture by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6, but subject to Section 5(d), until the Change of Control Redemption Price is paid in full, the principal amount of this Debenture submitted for redemption under this Section 6(b) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 5(a). The parties hereto agree that in the event of the Company's redemption of any portion of the Debenture under this Section 6(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 6(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(c)  Holder's Right of Optional Redemption. In the event that any shares of Series C2 Preferred Stock remain outstanding as of March 31, 2008, the Holder shall thereafter have the right, in its sole discretion, to require that the Company redeem all or any portion of the outstanding principal amount of this Debenture by delivering written notice thereof to the Company (a "Holder Optional Redemption Notice"). The Holder Redemption Notice shall indicate the principal amount of this Debenture that the Holder is electing to have redeemed (the "Holder Optional Redemption Amount") on the Holder Optional Redemption Date (as defined in Section 6(d). The portion of this Debenture subject to redemption pursuant to this Section 6(c) shall be redeemed by the Company in cash at a price equal to the sum of (i) the principal amount being redeemed, (ii) any accrued and unpaid interest thereon and (iii) all other amounts, costs, expenses and liquidated damages due in respect of this Debenture as of the Holder Optional Redemption Date (the "Holder Optional Redemption Price"). Redemptions required by this Section 6 shall be made in accordance with the provisions of Section 6(d).

(d)  Mechanics of Redemptions. The Company shall deliver the applicable Mandatory Redemption Amount to the Holder within five Trading Days after the Company's receipt of the Holder's Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 6(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company's receipt of such notice otherwise. If the Holder has submitted a Holder Optional Redemption Notice in accordance with Section 6(c), the Company shall deliver the applicable Holder Optional Redemption Price to the Holder within ten Business Days (the "Holder Optional Redemption Date") after the Company's receipt of such notice. In the event that the Company does not pay a redemption price or redemption amount to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid redemption price or redemption amount in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Debenture representing the outstanding principal amount that was submitted for redemption and for which the applicable redemption price or redemption amount (together with any interest thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable redemption notice shall be null and void with respect to such outstanding principal amount, and (y) if the Holder surrendered this Debenture to the Company in connection with any such redemption, the Company shall immediately return this Debenture, or issue a new Debenture (in accordance with Section 4) to the Holder representing such outstanding principal amount.

(e)  Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the other Debentures for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Sections 6(a), 6(b) or 6(c) (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of a redemption notice from the Holder (the "Holder's Redemption Notice") and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in the Holder's Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the principal amount of the Debentures submitted for redemption pursuant to such Holder's Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

7.  Covenants.

(a)  Ranking. This Debenture ranks pari passu with all other Debentures now or hereafter issued pursuant to the Transaction Documents. No Indebtedness of the Company is senior to this Debenture in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Company’s obligations under the Debentures or that is pari passu with the Company's obligations under the Debentures other than the Permitted Pari Passu Indebtedness.

(b)  Incurrence of Indebtedness. So long as this Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Debenture and the other Debentures and (ii) other Permitted Indebtedness.

(c)  Existence of Liens. So long as this Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

(d)  Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than this Debenture and the other Debentures), whether by way of payment in respect of principal of (or premium, if any) or interest on such Indebtedness, if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)  Restriction on Redemption and Cash Dividends. Until all of the Debentures have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Majority Holders; provided, however, that this Section 7(e) shall not prohibit or restrict the Company’s exercise of its rights and/or discharge or satisfaction of its obligations under its Series A2 Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C2 Preferred Stock and/or the Company’s existing Convertible Debentures Due 2007, in each case in accordance with the terms thereof as of the date hereof.

(f)  Cash and Unsecured Indebtedness Ratio Test; Announcement of Operating Results. So long as this Debenture is outstanding, the Company shall maintain a Cash to Unsecured Indebtedness Ratio of at least 0.8 to 1.0 (the "Cash and Unsecured Indebtedness Ratio Test"). Commencing with the Fiscal Quarter ending December 31, 2006, the Company shall publicly disclose and disseminate its operating results (the "Operating Results") (x) for each of the first three Fiscal Quarters of each fiscal year no later than the forty-fifth (45th) day after the end of such Fiscal Quarter and (y) for the fourth Fiscal Quarter of each fiscal year, no later than the ninetieth (90th) day after the end of such Fiscal Quarter. Such Operating Results shall include the amount of the Cash and Unsecured Indebtedness Ratio for the preceding Fiscal Quarter and state whether the Company has satisfied the Cash to Unsecured Indebtedness Ratio Test. Concurrently with each such release of Operating Results, the Company also shall provide to the holders of Debentures a written certification as to the amount of Cash and Unsecured Indebtedness for the applicable Fiscal Quarter. In addition, if the Company has failed to meet the Cash and Unsecured Indebtedness Ratio Test, the foregoing written certification that the Company provides to the holders shall also state that such test has not been met.

8.  Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information, relating to the Company or its Subsidiaries, the Company shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

9.  Miscellaneous.

(a)  This Debenture shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Debenture may be amended only in writing signed by the Company and the Majority Holders and their respective successors and assigns.

(b)  Nothing in this Debenture shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Company and the Holder.

(c)  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Debenture. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(d)  If (i) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (ii) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Debenture, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, financial advisory fees and attorneys' fees and disbursements.

(e)  In the case of a dispute as to the arithmetic calculation of any conversion price or conversion rate or any redemption price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two Business Days of receipt, or deemed receipt, of the Conversion Notice or redemption notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two Business Days of such disputed arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day of such two Business Day period submit via facsimile the disputed arithmetic calculation of such conversion price or conversion rate or any redemption price to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the Holder of the results no later than two Business Days from the time it receives the disputed calculations. Such accountant's calculation, shall be binding upon all parties absent demonstrable error. The reasonable expenses of such accountant in making such determination shall be paid by the Company in the event the Holder's calculation was correct, or by the Holder in the event the Company's calculation was correct, or equally by the Company and the Holder in the event that neither the Company's or the Holder's calculation was correct.

(f)  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any proceeding, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such Proceeding. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal Proceeding. If either party shall commence a Proceeding, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

(g)  The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(h)  In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

(i)  No provision of this Debenture may be waived or amended except in a written instrument signed by the Company and the Majority Holders. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(j)  If it shall be found that any interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall be reduced to the maximum permitted rate of interest under such law.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

MILLENNIUM CELL INC.

By:_/s/John D. Giolli_________________________
Name: John D. Giolli
Title: Chief Financial Officer

EXHIBIT A

Convertible Debentures

HOLDER CONVERSION NOTICE

(To be Executed by the Registered Holder
in order to convert Debentures)

The undersigned hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of Millennium Cell Inc., as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:
________________________________________________
Date to Effect Conversion
________________________________________________
Principal amount of Debenture owned prior to conversion
________________________________________________
Principal amount of Debenture to be Converted
(including _______________ of interest added under Section 5(a)
of the Debenture)
___________________________________________________
Principal amount of Debenture remaining after Conversion
_________________________________________________
Number of shares of Common Stock to be Issued
__________________________________________________
Applicable Conversion Price

Account Number: ___________________________________________________________________________
(if electronic book entry transfer)

Transaction Code Number: ___________________________________________________________________________
(if electronic book entry transfer)

__________________________________________________
                        Name of Holder

By:_______________________________________________
                        Name:
                                Title:

[ ]
By the delivery of this Conversion Notice the Holder represents and warrants to the Company that its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(d)(i) of the Debenture.

ACKNOWLEDGMENT

The Company hereby acknowledges this Holder Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated January __, 2007 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

MILLENNIUM CELL INC.
By: _____________________
Name: ___________________
Title: ____________________

EXHIBIT B

Convertible Debentures

COMPANY CONVERSION NOTICE

(To be executed by the Company
in order to convert the Debenture)

The undersigned in the name and on behalf of Millennium Cell Inc., hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of Millennium Cell Inc., as of the date written below. If shares are to be issued in the name of a Person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:
________________________________________________
Date to Effect Conversion
________________________________________________
Principal amount of Debenture owned prior to conversion
________________________________________________
Principal amount of Debenture to be Converted
(including _______________ of interest added under Section 5(a)
of the Debenture)
___________________________________________________
Principal amount of Debenture remaining after Conversion
_________________________________________________
Number of shares of Common Stock to be Issued
__________________________________________________
Applicable Conversion Price

Account Number: ___________________________________________________________________________
(if electronic book entry transfer)

Transaction Code Number: ___________________________________________________________________________
(if electronic book entry transfer)

__________________________________________________
                        Name of Holder

By:_______________________________________________
                        Name:
                                                                Title:

MILLENNIUM CELL INC.

By:_______________________________________________
                        Name:
                        Title:

Schedule 1

CONVERSION SCHEDULE

Convertible Debentures in the aggregate principal amount of $6,000,000 issued by Millennium Cell Inc. This Conversion Schedule reflects conversions made under the above referenced Debentures.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price